ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

General Cannabis Corp

SERIES A CONVERTIBLE PREFERRED STOCK

General Cannabis Corp, a Colorado corporation (the “Corporation”), pursuant to part 3 of article 90 of the Colorado Business Corporation Act and to the Corporation’s Amended and Restated Articles of Incorporation, as amended, hereby adopts the following Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation. (the “Articles”).

1. The name of the Corporation is “General Cannabis Corp”

2. The text of the Certificate of Designations, Preferences, Limitations and Relative Rights of Series A Convertible Preferred Stock is set forth as Exhibit A hereto and is incorporated by reference herein.

3. The amendment was duly adopted by the Board of Directors on September 9, 2021.

4. The amendment is effective on the date of filing of these Articles with the Colorado Secretary of State.

IN WITNESS WHEREOF, the undersigned Corporation causes these Articles to be executed and delivered to the Colorado Secretary of State for filing.

GENERAL CANNABIS CORP

Date: September 14, 2021	By:	/s/ Adam Hershey
	Name:	Adam Hershey
	Title:	Interim Chief Executive Officer
Address:

Exhibit A

DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

General Cannabis Corp, a corporation organized and existing under and by virtue of the provisions of the Colorado Business Corporation Act (the “Act”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is General Cannabis Corp, a Colorado corporation (the “Corporation”);

SECOND: The Articles authorize the issuance of up to 200,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and up to 5,000,000 shares of preferred stock, no par value per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the board of directors of the Corporation (the “Board”), subject to limitations prescribed by law, to establish and fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations and restrictions of the shares of such series.

THIRD: Pursuant to the authority expressly granted to and vested in the Board under the Act and by Article IV of the Articles, there is hereby created, and the Corporation is hereby authorized to issue, a series of convertible preferred stock, no par value, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles, the following terms, conditions, rights, restrictions, preferences and privileges:

1.DESIGNATION AND AMOUNT

(a) The shares of such series are designated the Series A Convertible Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be five thousand (5,000) shares of Series A Preferred Stock. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (i) further resolution duly adopted by the Board, or any duly authorized committee thereof, and (ii) the filing of amendments to the Articles pursuant to the provisions of the Act stating that such increase or decrease, as applicable, has been so authorized. The Corporation shall not have the authority to issue fractional shares of Series A Preferred Stock.

(b) The Holders of shares of Series A Preferred Stock shall have equivalent rights, powers and preferences.

(c) Shares of Series A Preferred Stock converted into Common Stock will be cancelled and will revert to authorized but unissued Preferred Stock, undesignated as to series.

2.VOTING

Each share of Series A Preferred Stock shall not be entitled to any voting rights prior to conversion into shares of Common Stock.

Exhibit A

3.DIVIDENDS

(a) Dividends will, with respect to each share of Series A Preferred Stock, accrue on the Series A Issue Price at the Dividend Rate on a daily basis (at the Dividend Rate assuming a 365-day year), whether or not declared. The Corporation will deliver to each Holder of shares of Series A Preferred Stock, on the Dividend Payment Date, a number of Common Stock equal to the quotient of (i) the amount of accrued, but unpaid dividends payable in respect of the shares of Series A Preferred Stock held by such Holder, divided by (ii) the Series A Issue Price (such dividend, a “PIK Dividend”).

(b) Dividends (payable in cash, securities or other property) as may be determined by the Board may be declared and paid on any of the Corporation’s securities, including the Common Stock, from time to time out of funds legally available for such payment, provided, that in the event that the Corporation declares or pays any dividends upon the Common Stock, the Corporation shall also declare and pay to the Holders of the Series A Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred Stock had all of the outstanding Series A Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

4.LIQUIDATION

In the event of any Liquidation, the Holders of Series A Preferred Stock will be entitled to receive in respect of each share of Series A Preferred Stock held by such Holder as of immediately prior to such Liquidation, from the assets of the Corporation, or proceeds thereof, distributable among the holders of the Corporation’s then-outstanding shares of capital stock, on a pari-passu basis with the Common Stock, (i) the PIK Dividend and (ii) an amount equal to what would be distributable pursuant to such Liquidation in respect of the shares of Common Stock into which such share of Series A Preferred Stock would be converted pursuant to Section 5 if all outstanding shares of Series A Preferred Stock were converted into shares of Common Stock as of immediately prior to such Liquidation.

5.[Reserved]

6.MANDATORY CONVERSION

(a)On the date upon which a Qualifying Transaction or Significant Transaction Event occurs (the “Mandatory Conversion Date”), each share of Series A Preferred Stock shall be automatically converted (without the payment of additional consideration by the holder thereof), into one thousand (1,000) fully paid and non-assessable shares of Common Stock, subject to adjustment as provided below.

(b)The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designations.

Exhibit A

(c)All Holders of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Date and the place designated for conversion of all such shares of Series A Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Conversion Date. Upon receipt of such notice, each Holder of Series A Preferred Stock shall, if such Holder’s shares are certificated, surrender his, her or its certificate or certificates for all such shares (or, if such holder of Series A Preferred Stock alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and its transfer agent to indemnify the Corporation and/or its transfer agent against any claim that may be made against the Corporation and/or its transfer agent on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation or its transfer agent, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation or its transfer agent, duly executed by the Holder of shares of Series A Preferred Stock or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to this Section 6 will terminate at the Mandatory Conversion Date (notwithstanding the failure of the holder or holders of Series A Preferred Stock to surrender any certificates at or prior to such time), except only for the rights of the holders of Series A Preferred Stock, upon surrender, if applicable, of their certificate or certificates (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 6(b). As soon as practicable after the Mandatory Conversion Date and, if applicable, the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a notice of issuance of uncertificated shares and, may, upon written request, issue and deliver a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

7.ADJUSTMENTS

(a)Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date that the Certificate of Designations was filed with the Colorado Secretary of State (the “Filing Date”) effects a division of the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately adjusted, and, conversely, if the Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately adjusted. Any adjustment under this Section shall be effective on the close of business on the date such division or combination becomes effective.

(b)Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock, a merger or consolidation of the Corporation into or with another corporation or a sale of all or substantially all of the Corporation’s properties and assets to any other person (other than a Significant Transaction Event), then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made such that the holders of outstanding shares of Series A Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series A Preferred Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale.

(c)Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. If any fractional shares result from a conversion, the total number of shares of Common Stock issued upon conversion shall be rounded up to the total number of whole shares of Common Stock issuable upon conversion.

Exhibit A

8.REDEMPTION

The Series A Preferred Stock has no rights of redemption by the Holder thereof, nor is there any mandatory redemption by the Corporation.

9.NOTICES

Any notice required or permitted by the provisions of this Article to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Act and shall be deemed sent upon such mailing or electronic transmission.

10.NO OTHER RIGHTS DESIGNATED

Except as expressly designated herein, there are no other rights or preferences related to the Series A Preferred Stock, including without limitation any rights to dividends, liquidation preferences, or seniority to other classes and series of stock.

11.CERTAIN DEFINED TERMS

As used in this Certificate of Designations, the following terms have the respective meanings set forth below:

“Certificate of Designations” means this Certificate of Designations, Preferences, Limitations and Relative Rights of Series A Convertible Preferred Stock.

“Dividend Payment Date” means the earlier of (i) the date upon which a Holder converts the Series A Preferred Stock into Common Stock pursuant to Section 5 or Section 6 hereof and (ii) a Liquidation.

“Dividend Rate” means a rate per annum equal to 6%.

“Holder” means, with respect to shares of Series A Preferred Stock, the stockholder in whose name such Series A Preferred Stock is registered in the stock books of the Corporation.

“Liquidation” means any voluntary or involuntary liquidation, dissolution, winding up of the Corporation.  A Significant Transaction Event shall not be considered a Liquidation.

“Qualifying Transaction” means a private placement of the Corporation’s securities in which the net proceeds (as determined in the reasonable discretion of the Corporation) received by the Corporation are not less than $5 million.

“Significant Transaction Event” means (i) the date that the Corporation enters into a binding definitive agreement or binding instrument, as applicable, with a third party relating to a merger, share exchange, sale of all or substantially all of the assets of the Corporation or other business combination, restructuring or change of control transaction, a business combination intended to increase the number of shareholders of the Corporation to facilitate listing on a Trading Market, a business combination with a special purpose acquisition company, or a business combination with a company that is listed on a Trading Market, (ii) a direct listing of

Exhibit A

the Corporation’s Common Stock on a Trading Market or (iii) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and in connection with such offering the Common Stock is listed for trading on a Trading Market.

“Trading Market” means any of the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or any other national securities exchange on which the Common Stock is listed or quoted for trading on the date in question.

“Series A Issue Price” means an amount per share of Series A Preferred Stock equal to $1,000.00.